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                                                                     Exhibit 5.1

                          GREENBERG TRAURIG LETTERHEAD

                                  July 2, 1998

Educational Medical, Inc.
1327 Northmeadow Parkway, Suite 132
Roswell, Georgia 30076

Ladies and Gentlemen:

         We have acted as counsel to Educational Medical, Inc. (the "Corporation") in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-1 (Registration Statement No. 333-50221), and the amendments thereto (the "Registration Statement"). The Registration Statement relates to a proposed public offering pursuant to which up to 1,873,999 Shares are being offered by certain stockholders of the Corporation (the "Selling Stockholder Shares") and up to 126,001 Shares are being offered by the Corporation (the "Corporation Shares"). Based upon and subject to the foregoing and the other qualifications, limitations and assumptions contained herein, we are of the opinion that:

         The Selling Stockholder Shares and the Corporation Shares, when sold as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us in the Prospectus contained therein under the caption "Legal Matters."

                                              Very Truly yours,

                                              GREENBERG TRAURIG HOFFMAN
                                              LIPOFF ROSEN & QUENTEL, P.A.